FOR IMMEDIATE RELEASE

STAR MARITIME ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, December 28, 2005 - Star Maritime Acquisition Corp. (AMEX: SEA.U) announced today that it consummated its initial public offering of 18,867,500 units on December 21, 2005. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit. The Company also consummated a private placement of an additional 1,132,500 units at $10.00 per unit to members of its management team. The initial public offering and the private placement generated gross proceeds of an aggregate of $200,000,000 to the Company. Maxim Group LLC acted as lead manager and EarlyBirdCapital, Inc. acted as co-manager of the initial public offering.

Audited financial statements as of December 21, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Star Maritime Acquisition Corp. is a Business Combination Company™ recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses in the shipping industry.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174.